Exhibit (j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information in Post-Effective Amendment Number 94 to the Registration Statement (Form N-1A, No. 811-07651) for Voya Emerging Markets Index Portfolio, Voya International Index Portfolio, Voya Russell™ Large Cap Growth Index Portfolio, Voya Russell™ Large Cap Index Portfolio, Voya Russell™ Large Cap Value Index Portfolio, Voya Russell™ Mid Cap Growth Index Portfolio, Voya Russell™ Mid Cap Index Portfolio, Voya Russell™ Small Cap Index Portfolio, Voya U.S. Bond Index Portfolio, Voya Global High Dividend Low Volatility Portfolio (formerly, Voya Global Equity Portfolio), Voya Small Company Portfolio, Voya Index Plus LargeCap Portfolio, Voya Index Plus MidCap Portfolio, and Voya Index Plus SmallCap Portfolio.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

April 20, 2020